EXHIBIT 23.2



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated April 12, 2005 accompanying the financial statements of China Direct Trading Corporation which are included in this Form S-8 registration statement. We consent to the incorporation by reference in the registration statement of the aforementioned reports.



/s/ Robison, Hill & Co.
Robison, Hill & Co.
Certified Public Accountants
Salt Lake City, Utah
October 20, 2005